AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF THE
SERIES E PREFERRED STOCK
(Par Value $0.01 Per Share)
OF
TURNAROUND PARTNERS, INC.

The undersigned, a duly authorized officer of TURNAROUND PARTNERS, INC., a Nevada corporation (f/k/a Emerge Capital Corp., the Delaware corporation and hereinafter referred to as the “Company”), in accordance with the provisions of Section 78.390 of the Nevada Revised Statutes, DOES HEREBY CERTIFY that the following amended and restated resolution was duly adopted by the Board of Directors of the Company (the “Board”) by unanimous written consent pursuant to Section 78.315 of the Nevada Revised Statutes on or about February 12, 2008:

WHEREAS, that effective December 5, 2007, the Board approved the designation of Series E convertible preferred stock, par value of $0.01 (“Series E Preferred Stock”), to consist of One (1) share; and

WHEREAS, on December 5, 2007, the Company originally entered into that certain Stock Purchase Agreement (the “Purchase Agreement”) with the Buyer named therein (the “Investor”) and Mr. Timothy J. Connolly whereby the Company shall issue One (1) share of Series E Preferred Stock to the Investor in exchange for the transfer by the Investor to the Company of Four Million (4,000,000) shares of Asset Capital Group, Inc., a Nevada corporation, with a fair market value of Three Million Four Hundred Thousand Dollars ($3,400,000) (the “ACGU Shares”); and

WHEREAS, on February 12, 2008, the Company entered into an Amendment to the Purchase Agreement pursuant to which the One (1) share of Series E Preferred Stock shall be convertible into Three Hundred Million (300,000,000) shares of Common Stock on the amended and restated terms set forth herein; and

WHEREAS, One (1) share of Series E Preferred Stock has been issued in connection with the Purchase Agreement and the Board has determined that it is in the best interests of the Company to amend and restate the powers, designations, preferences and relative, participating, optional and other special rights for the Series E Preferred Stock set forth herein.

RESOLVED that the Series E Preferred Stock shall have the following amended and restated powers, designations, preferences and relative, participating, optional and other special rights:

SECTION 1

DESIGNATION AND RANK

1.1. Designation. This resolution shall provide for a single series of preferred stock, the designation of which shall be “Series E Preferred Stock”, par value of $0.01 per share. The number of authorized shares constituting the Series E Preferred Stock is One (1) share. The Series E Preferred Stock shall have no liquidation preference as set forth in Section 3.1 below.

1.2. Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including the distribution of the assets of the Company upon liquidation, the Series E Preferred Stock shall rank pari passu with the Common Stock on an “as converted” basis, junior to all previously authorized issued series of preferred stock and senior to all other series of preferred stock.

SECTION 2

DIVIDEND RIGHTS

2.1. Dividends or Distributions. The Investor shall be entitled to receive dividends or distributions on his share of Series E Preferred Stock on an “as converted” basis as provided in Section 4 hereof when and if dividends are declared on the Common Stock by the Board. Dividends shall be paid in cash or property, as determined by the Board.

SECTION 3

LIQUIDATION RIGHTS

3.1. Liquidation Preference. The Series E Preferred Stock shall have no liquidation preference.

SECTION 4

CONVERSION RIGHTS

4.1. Subject to the limitations set forth herein below, the Investor’s share of Series E Preferred Stock shall be convertible (the “Conversion Rights”), at the option of the Investor at any time and from time to time up to and including February 13, 2008, into Three Hundred Million shares of Common Stock (“Conversion Shares”). The shares of Common Stock received upon conversion shall be fully paid and non-assessable shares of Common Stock.

4.2. Adjustments. The Conversion Rights of the Series E Preferred Stock as described in Section 4.1 above shall be adjusted from time to time as follows:

(a) In the event of any reclassification of the Common Stock or recapitalization involving Common Stock (including a subdivision, or combination of shares or any other event described in this Section 4.2) the holder of Series E Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefore in any agreement relating to the reclassification or recapitalization, upon conversion of the Series E Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holder of Series E Preferred Stock would have been entitled if he had held the number of shares of Common Stock into which the Series E Preferred Stock was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of the Series E Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series E Preferred Stock. An adjustment made pursuant to this subparagraph (a) shall become effective at the time at which such reclassification or recapitalization becomes effective.

(b) In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.2(a) above, the holder of the Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though he was the holder of the number of shares of Common Stock of the Company into which his shares of Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

4.3. Procedures for Conversion.

(a) In order to exercise the Conversion Rights pursuant to Section 4.1 above, the Investor shall deliver an irrevocable written notice of such exercise to the Company at its principal office. The Investor shall, upon the conversion of Series E Preferred Stock in accordance with this Section 4, surrender the certificate representing such share of Series E Preferred Stock to the Company, at its principal office, and specify the name or names in which the Investor wishes the certificate or certificates for shares of Common Stock to be issued. In case the Investor shall specify a name or names other than that of the Investor, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Company shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the Investor shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Company of any notice of conversion pursuant to this Section 4.3(a), upon the occurrence of any event specified therein. Upon conversion of the share of Series E Preferred Stock, such share shall cease to constitute a share of Series E Preferred Stock and shall represent only a right to receive shares of Common Stock into which it has been converted.

(b) In connection with the conversion of the share of Series E Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Company shall pay cash in lieu of such fractional interest in an amount equal to the product such fractional interest multiplied by the Reported Last Price of the Common Stock. “Reported Last Price” means the reported price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, of the Common Stock as reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or the Over-the-Counter Bulletin Board (“OTCBB”), as the case may be; or, if the Common Stock is so not quoted, the average of the closing bid and asked prices on such day as reported by NASDAQ or OTCBB, as the case may be; or, if bid and asked prices for the Common Stock on each such day shall not have been so reported, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Company and if no such quotations are available, the fair market value of a share of the Common Stock, as determined by any New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Company.

(c) After the effectiveness of the Reverse Split, the Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of the share of Series E Preferred Stock. In the event that the Company does not have a sufficient number of shares of authorized but unissued Common Stock necessary to satisfy the full conversion of share of Series E Preferred Stock, then the Company shall call and hold a meeting of the stockholders within forty-five (45) days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Board shall recommend to stockholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holder of the Series E Preferred Stock, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

4.4. Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to the holder of Series E Preferred Stock:

(a) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii) and (iii) in Section 4.4 above; and

(b) in the case of the matters referred to in Section 4.4 (ii) and (iii) above, written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

SECTION 5

VOTING RIGHTS

5.1. General. Except as otherwise provided herein or required by law, the holder of Series E Preferred Stock, on an “as converted” basis as of the time a vote is taken, and the holders of Common Stock shall vote together and not as separate classes.

5.2. Preferred Stock. The Investor holding one (1) share of Series E Preferred Stock shall be entitled to cast a number of votes equal to 3,400,000,000 shares of Common Stock on all matters submitted to the stockholders of the Company for approval. The Investor holding one (1) share of Series E Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The Investor holding one (1) share of Series E Preferred Stock shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Company.

SECTION 6

MISCELLANEOUS

6.1. Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

6.2. Severability of Provisions. If any right, preference or limitation of the Series E Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

6.3. Stock Transfer Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of the share of Series E Preferred Stock or shares of Common Stock or other securities issued on account of Series E Preferred Stock pursuant hereto or certificates representing such shares or securities.

6.4. Transfer Agent. The Corporation may appoint, and from time to time discharge and/or replace, a transfer agent of the Series E Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holder of record of Series E Preferred Stock.

6.5. Transferability. Subject to any transfer restriction agreements that my be entered into by the holder of Series E Preferred Stock, the Series E Preferred Stock shall be transferable by the holder, provided that such transfer is made in compliance with applicable federal and state securities laws.

WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Designation to be signed, under penalties of perjury, by Russell Kidder, its President and Chief Executive Officer.

Dated: February 12, 2008	TURNAROUND PARTNERS, INC.

	By:	/s/ Russell Kidder
	Name:	Russell Kidder
	Title:	President and CEO